EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and effective this 23rd day of February 2012, by and between NorWesTech, Inc., a Delaware corporation having its principal office at 589 Eighth Avenue, 6th Floor, New York, NY 10018 (the “Company”) and Jeffrey Mahl (the “Executive”).

NOW, THEREFORE, the parties agree as follows:

1.	Employment.

The Company hereby agrees to employ the Executive as President and the Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of the Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2.	Duties of Executive.

The duties of the Executive shall include the performance of all of the duties typical of the office(s) or position(s) held by the Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by the board of directors of the Company (the “Board of Directors”). The Executive shall devote his full time efforts, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Nothing herein shall preclude the Executive from participating as a member of a board of directors or an advisory board of any company whose business does not compete with the business of the Company or with respect to any investment activities.

3.	Compensation.

In consideration of the services to be rendered by the Executive hereunder, the Company shall compensate the Executive as follows:

A.	CA. Commencing on the date of this Agreement and continuing for a period of one (1) year, the Company shall pay the Executive a base salary of $150,000 per year, payable in installments according to the Company's regular payroll schedule.
B.	B. On the date of this Agreement, the Executive shall be granted 250,000 option shares at the price on the date of issuance. Said options shall be subject to the Company's stock option plan.
4.	Benefits.
A.	Holidays. The Executive will be entitled to the same holiday schedule as provided to other officers of the Company as set forth in the Company’s employment benefits plan, as may be modified from time to time. The Company will notify the Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.

B.	Vacation. The Executive shall be entitled to four (4) weeks paid vacation days in each calendar year.
C.	Sick Leave. The Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors.
D.	Medical and Group Life Insurance. The Company agrees to include the Executive in the group medical and hospital plan of the Company and provide group life insurance for the Executive at no charge to the Executive during the term of this Agreement. However, the Executive shall receive same benefits as other officers of the Company. The Executive shall be responsible for payment of any federal or state income tax imposed on these benefits.
E.	Bonus, Incentive, Pension and Profit Sharing Plans. The Executive shall be entitled to participate in any bonus, incentive, pension or profit sharing plan or other type of additional benefits provided by the Company for the benefit of officers and/or regular employees.
F.	Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by the Executive in the performance of the Executive’s duties. The Executive will maintain records and written receipts as required by Company policy.
5.	Term and Termination
A.	The term of this Agreement shall commence on the date of this Agreement and terminate on the first anniversary of the date of this Agreement.
B.	The Company may terminate the Executive for cause as defined in this paragraph. Cause is defined as: the Executive (i) is in breach of any material obligation owed to the Company in this Agreement, or (ii) engages in a criminal act or engages in any act of moral turpitude. The Company may terminate this Agreement for Cause upon five (5) day’s prior written notice to the Executive. In the event of termination of this Agreement pursuant to this paragraph, the Executive shall be paid only at the then applicable base salary rate up to and including the date of termination.
C.	The Executive may terminate this Agreement at the Executive’s discretion by providing at least thirty (30) days prior written notice to the Company. In the event of termination by the Executive pursuant to this paragraph, the Company may immediately relieve the Executive of all duties and immediately terminate this Agreement, provided that the Company shall pay the Executive at the then applicable base salary rate to the termination date included in the Executive’s original termination notice.
D.	In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, the Company agrees to pay the Executive two (2) times the then applicable base salary rate less any money to be received from the surviving entity or buyer.

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E.	In the event the Company terminates the Executive without cause, the Company shall be bound to pay the unpaid salary and vacation amounts remaining under this Agreement and pay a pro rated amount of any bonus earned as of the date of termination.
6.	Employee Covenants.
A.	Unauthorized Disclosure. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board of Directors of the Company to any person or entity, other than an employee of the Company or a person or entity to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive’s personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by him in violation of this paragraph). This confidentiality covenant has no temporal, geographical or territorial restriction.
B.	Non-Competition. For a period of one (1) year following termination of this Agreement, for any reason whatsoever, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (other than as a 5% or less stockholder, partner, or beneficial owner) any other competitive business.
C.	Non-Solicitation. For a period of one year after termination of his employment, the Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, advisor, consultant or agent of the Company.
D.	Remedies. The Executive agrees that any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and further agrees that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive, in addition to any other remedies to which the Company may be entitled at law or in equity. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

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7.	Notices.

Any notice required by this Agreement or given in connection with it shall be deemed to have been given if delivered in writing personally or by certified mail, postage prepaid, or recognized overnight delivery services to the appropriate party at the address set forth below, or at such other address as each party may designate in writing to the other:

If to the Company:

Grandparents.com, Inc.

589 Eighth Avenue, 6th Floor

New York, NY 10018

with a copy to:

Sills Cummis & Gross P.C.
1 Riverfront Plaza
Newark, New Jersey 07102

Attention: Jeffrey L. Wasserman

If to the Executive:

Jeffrey Mahl

230 W. Broadway, Apartment 213

Long Beach, New York 11561

8.	Final Agreement; Modifications.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

9.	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

10.	Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meanings or intent.

11.	No Assignment.

Neither this Agreement nor any interest in this Agreement may be assigned by the Executive without the prior express written approval of the Company, which may be withheld by the Company at the Company’s absolute discretion.

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12.	Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining tents, will remain in full force and effect as if such invalid or unenforceable term had never been included.

13.	Arbitration.

In the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, if either party delivers to the other party a written demand for arbitration of a controversy or claim, then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in New York, NY. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the “Panel”). The Panel shall have no authority to award punitive damages against the Company or the Executive. The Panel shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written.

NORWESTECH, INC.

By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer

EXECUTIVE

/s/ Jeffrey Mahl
Jeffrey Mahl